Exhibit 10.1

CONSENT AND FIFTH AMENDMENT TO CREDIT AGREEMENT

This CONSENT AND FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made on September 25, 2007, among DEVCON SECURITY HOLDINGS, INC., a Florida corporation (“Holdings”), DEVCON SECURITY SERVICES CORP., a Delaware Corporation (“Services”), MUTUAL CENTRAL ALARM SERVICES INC., a New York corporation (“Mutual”), STAT-LAND BURGLAR ALARM SYSTEMS & DEVICES INC., a New York corporation (“Stat-Land”, together with Holdings, Services, and Mutual, are hereinafter referred to individually as a “Borrower” and collectively as “Borrowers”), and CAPITALSOURCE FINANCE LLC, as Agent (in such capacity, the “Agent”), for the Lenders parties thereto and as a Lender. All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement described below.

WITNESSETH:

A. Borrowers, Agent and Lenders have entered into that certain Credit Agreement dated as of November 10, 2005, as modified by that certain First Amendment to Credit Agreement, Master Reaffirmation and Joinder to Loan Documents, dated March 6, 2006, that certain Second Amendment to Credit Agreement dated as of April 11, 2006 and that certain Waiver and Third Amendment to Credit Agreement dated December 29, 2006 and that certain Waiver and Fourth Amendment to Credit Agreement dated May 10, 2007 (as amended hereby and as may from time to time be further amended, restated, supplemented or otherwise modified, the “Credit Agreement”), pursuant to which Agent and Lenders made Loans and other financial accommodations to Borrowers, subject to the terms and conditions set forth in the Credit Agreement, and have entered into the other Loan Documents.

B. Borrowers have informed Agent and Lenders, that Holdings intends to issue a dividend to Parent in the amount of $5,000,000 (the “Settlement Dividend”). The proceeds of the Settlement Dividend shall be used by Parent, in conjunction with other funds of Parent (collectively with the proceeds of the Settlement Dividend in an approximate amount of $7,500,000, the “Settlement Payment”) to redeem all of the shares of Parent owned by Castlerigg Master Investments Ltd. (“Castlerigg”) to enter into a settlement agreement with Castlerigg and Sandell Asset Management Corp., the ultimate parent to Castlerigg (“Sandell” and together with Castlerigg, the “Sandell Investors”) in connection with the settlement of claims set forth in an action filed by the Sandell Investors against Devcon in the Federal District Court for the Southern District of New York.

C. Borrowers have requested that Agent and Lenders (a) consent to the Settlement Dividend and (b) amend the Credit Agreement as set forth herein, and Agent and the Lenders are, subject to the terms hereof, willing to issue such consent and amend the Credit Agreement.

NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, each of the undersigned hereby agrees as follows:

1.	Amendments to Credit Agreement.

(a) The recital B of the Credit Agreement is hereby amended by deleting “Seventy Million Dollars ($70,000,000)” and replacing it with One Hundred and Five Million Dollars ($105,000,000).”

(b) The definition of “Life Insurance Policy” is hereby amended by deleting such definition in its entirety.

(c) The following defined terms in Section 1 of the Credit Agreement are hereby amended by deleting such terms in their entirety and replacing them with the following:

“Borrowing Base” means the lesser of (a) the Total Borrowing Availability or (b) the aggregate amount of (i) the product of the Qualified Retail Multiple times the Qualified Retail RMR, plus (ii) the product of the Qualified Wholesale Multiple times the Qualified Wholesale RMR, minus (iii) $500,000; provided, that, the amount determined pursuant to clause (ii) of this definition shall not exceed $650,000 at any time.

“Change of Management” means if, (a) J. Keith Godsey no longer holds the position of President of Services (b) Robert W. Schiller no longer holds the position of Chief Financial Officer for Services and Holdings or (c) any material diminution occurs in the powers, duties or responsibilities of the officers identified in (a) and (b), and, in the event of (a), (b) or (c) occurring, any such position is: (i) not filled with a suitable individual and in a manner satisfactory to Agent or (ii) requested by Borrowers to remain vacant and such request is granted by Agent, in each of (i) and (ii) in Agent’s reasonable discretion, within one hundred eighty (180) days following the date on which he ceases to hold such position or such material diminution occurs.

“Commitment” means (a) as to any Lender, such Lender’s Commitment as set forth on Schedule I to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Commitments, which aggregate commitment shall be One Hundred and Five Million ($105,000,000) on the Fifth Amendment Effective Date, as to each of clauses (a) and (b), as such Commitment may be increased, reduced, amortized or adjusted from time to time in accordance with the Agreement. Upon Borrowers’ request and at the approval of the Requisite Lenders, the Commitment may be increased up to an amount equal to One Hundred and Twenty Five Million Dollars ($125,000,000.00) in accordance with Section 2.15.

“Commitment Termination Date” means the earliest of (a) Maturity Date, (b) the date of termination of Lenders’ obligations to make Advances or permit existing Loans to remain outstanding pursuant to Section 10.2(b), and (c) the date of prepayment in full by the Borrowers of the Loans and the permanent reduction of the Commitments to zero dollars ($0).

“Fee Letter” means that certain Fee Letter, dated September 25, 2007, by and between CapitalSource and Borrowers, as amended in writing from time to time.

“Maturity Date” means September 25, 2010.

(d) The following defined terms are added in the appropriate alphabetical order to Section 1 of the Credit Agreement:

“Fifth Amendment” means the Consent and Fifth Amendment to the Credit Agreement, dated September 25, 2007, by and between Agent and Borrowers, as amended in writing from time to time.

“Fifth Amendment Effective Date” shall mean September 25, 2007.

“Qualified Retail Multiple” means twenty-eight (28), provided, that, at any time the Attrition Ratio shall exceed ten and three quarters (10.75%) percent, the Qualified Retail Multiple may, in Agent’s sole discretion, be reduced to twenty-seven (27), provided, further, that, after any such reduction the Qualified Retail Multiple be increased to twenty-eight (28) upon the satisfaction of the following conditions: (i) the Attrition Ratio is equal to or less than ten and three quarters (10.75%) percent, (ii) Borrowers shall be in compliance with all of the covenants set forth in Section 9 hereof and (iii) Agent has received a written notice of Borrowers requesting that the Qualified Retail Multiple be increased to twenty-eight (28) and certifying the satisfaction of the conditions in (i) and (ii) above.

“Qualified Wholesale Multiple” means ten (10).

(e) Section 2.2(a) of the Credit Agreement is hereby amended by deleting “Commitment Termination Date” and replacing it with “Maturity Date” from the third sentence thereof.

(f) Section 2.4 of the Credit Agreement is hereby amended by deleting clause (b) of such Section in its entirety and replacing it with the following:

“(b) The Applicable Margins shall be established by reference to the following Levels of Applicable Margins set forth below:

If Qualified Retail RMR Leverage Ratio is:	Level of Applicable Margins:
≤ 22.0x	Level I
> 22.0x but ≤ 24.0x	Level II
> 24.0x but ≤ 26.0x	Level III
> 26.0x but ≤ 28.0x	Level IV

The Applicable Margins shall be as follows:

	Level I	Level II	Level III	Level IV
Applicable Base Rate Margin	2.50%	3.00%	3.75%	4.25%
Applicable LIBOR Margin	3.75%	4.25%	5.25%	5.75%

From the Fifth Amendment Effective Date until the first adjustment as described below, the Applicable Margins shall be set at Level IV. The Applicable Margins shall be adjusted monthly and retroactively effective as of the first day of a calendar month based upon the information set forth in the Borrowing Base Certificate for the prior month. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day following the date on which such Event of Default is waived or cured.”

(g) Section 2.6 of the Credit Agreement is hereby amended by deleting clause (b) of such Section in its entirety and replacing it with:

“(b) As additional compensation, Borrowers shall pay to Lenders an unused commitment fee (the “Unused Line Fee”) for the ratable (as may be adjusted to reflect the revision of Commitments during any Fiscal Quarter as a result of a Commitment Increase pursuant to Section 2.15 of the Credit Agreement) benefit of Lenders, on the first Business Day of each month prior to the Commitment Termination Date for the immediately preceding month, commencing with the month ending on September 30, 2007 (which first payment shall cover the period from the Fifth Amendment Effective Date to such date), and on the Commitment Termination Date, for the Borrowers’ non-use of available funds, in an amount equal to three eights of one percent (0.375%) per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be adjusted from time to time) and (y) the average of the daily closing balance of the Loan outstanding during the period for which such fee is due.”

(h) Section 2.15 of the Credit Agreement is hereby amended by:

(i)	deleting “$30,000,000” from such Section and replacing it with “$20,000,000”;

(ii)	deleting “$100,000,000” from such Section and replacing it with “$125,000,000”; and

(iii)	deleting “three (3) Commitment Increases” from such Section and replacing it with “two (2) Commitment Increases”.

(i) Section 6.4 of the Loan Agreement of the Credit Agreement is hereby amended by deleting subsection (vii) of clause (a) of such Section in its entirety.

(j) Section 9.1 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.1	Maximum Leverage Ratio.

Holdings and its Subsidiaries shall maintain at all times, to be measured on a consolidated basis at the end of each Fiscal Month, a Qualifying Retail RMR Leverage Ratio of not greater than 28.0 to 1.0.”

(k) Section 9.2 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.2 Minimum Fixed Charge Coverage Ratio. Holdings and its Subsidiaries shall maintain at all times, to be measured on a consolidated basis at the end of each Fiscal Month, a Fixed Charge Coverage Ratio for the six (6) month period then ended of not less than the ratio set forth below for the corresponding Fiscal Month:

Fiscal Month Ended	Minimum Fixed Charge Coverage Ratio
Each Fiscal Month ended in the period from September 30, 2007 through June 30, 2008	1.15 to 1.0
July 31, 2008 and each Fiscal Month thereafter	1.25 to 1.0”

(l) Section 9.3 of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.3 Maximum Capital Expenditures. Holdings and its Subsidiaries shall not incur Capital Expenditures in the aggregate (other than Capital Expenditures for Inventory installed pursuant to Alarm Contracts) in excess of $1,750,000 in each Fiscal Year.”

(m) the Disclosure Schedules are hereby amended by deleting such Schedules in their entirety and replacing them, respectively, with the Disclosure Schedules attached hereto.

(n) Schedule 1 to the Credit Agreement is hereby amended by deleting such schedule in its entirety and replacing it with:

SCHEDULE 1

Lender	Commitment Amount	Commitment Percentage
CapitalSource Finance LLC	$105,000,000	100%

2. Consent. Subject to the terms and conditions contained herein, notwithstanding anything to the contrary contained in the Credit Agreement, Holdings shall be permitted to issue the Settlement Dividend, pay the Settlement Payment and purchase the shares of Parent owned by Castlerigg, provided, that, (a) Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that all of the claims of the Sandell Investors against Parent and any Borrower shall have been settled upon the payment of the Settlement Payment to the Sandell Investors, (b) the amount of the Settlement Dividend shall not exceed $5,000,000, (c) except for the Settlement Dividend, no part of the Settlement Payment shall be made from proceeds of the Loan and (d) all of the proceeds of the Settlement Dividend shall be used by Parent as part of the Settlement Payment to purchase the shares of Parent owned by Castlerigg on or before September 30, 2007.

3.	Conditions. The effectiveness of this Amendment is subject to the following conditions precedent:

(a)	This Amendment shall have been delivered to Agent, duly authorized and executed and in form and substance reasonably satisfactory to Agent.

(b)	Agent shall have received, for the Parent and each Borrower, such Person’s (a) charter (articles or certificate of incorporation, or similar organizational document) and all amendments thereto, (b) good standing certificates (including verification of tax status, if available) in its state of incorporation and (c) good standing certificates (including verification of tax status, if available) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

(c)	Agent shall have received from the Parent and each Borrower, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors and the manager or other governing body, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

(d)	Agent shall have received for the Parent and each Borrower, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

(e)	Agent shall have received duly executed originals of opinions of counsel for the Parent and each Borrower with respect to due authorization, in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date.

(f)	Agent shall have received a copy of the Settlement Agreement, dated August 16, 2007, between the Sandell Investors and Parent, as duly authorized, executed and delivered by the parties thereto.

(g)	Agent shall have received all fees and expenses payable to it by Borrowers or any other Person pursuant to Fee Letter, this Amendment or any other Loan Document, in connection herewith, including, without limitation, Agent’s reasonable attorneys’ fees and expenses in connection with the negotiation, documentation and execution of this Amendment.

(h)	Except as waived hereby, no Default or Event of Default under the Credit Agreement, as amended hereby, shall have occurred and be continuing.

4.	Representations and Warranties.

(a)	Each Borrower hereby confirms to the Agent and Lenders that the representations and warranties set forth in the Credit Agreement and each of the other Loan Documents, as amended by this Amendment, made by such Borrower are true and correct in all material respects as of the date hereof and shall be deemed to be remade as of the date hereof (except to the extent such representations and warranties (x) expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date, or (y) is qualified by materiality or has a Material Adverse Effect qualifier (in which case such representation or warranty shall be true and correct in all respects)).

(b)	Each Borrower hereby represents and warrants to the Agent and Lenders that: (i) it has full power and authority to execute and deliver this Amendment and to perform its obligations hereunder; (ii) upon the execution and delivery hereof, this Amendment shall be valid, binding and enforceable upon it in accordance with its terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights and laws relating to the availability of equitable remedies); (iii) the execution and delivery of this Amendment do not and shall not contravene, conflict with, violate or constitute a default under (A) the articles or certificate of incorporation, by-laws or other constituent documents of Borrower, if applicable, or (B) any applicable law, rule, regulation, judgment, decree or order or any material agreement, indenture or instrument to which it is a party or is bound or which is binding upon or applicable to all or any portion of it property; and (iv) no Default or Event of Default exists.

5.	Miscellaneous.

(a)

No Further Amendments; Ratification of Liability; Effect. Each of the Loan Documents shall remain in full force and effect in accordance with their respective terms. Each Borrower hereby ratifies and confirms its liabilities, obligations and agreements under the Loan Documents, as amended hereunder, and acknowledges that (i) it has no defenses, claims or set-offs to the enforcement by Agent or any Lender of such liabilities, obligations and agreements, (ii) Agent and each Lender have fully performed all of their respective obligations to such Persons which Agent or such Lender may have had or has on and as of the date hereof and (iii) by Agent’s execution hereof, neither Agent nor any Lender waives, diminishes or limits any term, condition or covenant contained in any of the Loan Documents.

Except as expressly set forth herein, nothing contained in this Amendment shall be deemed to be an amendment or modification of any provision of any Loan Documents or any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of any Loan Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance thereunder. This Amendment shall not preclude the future exercise of any right, remedy, power or privilege available to the Agent or Lenders, whether under the Loan Documents, at law or otherwise.

(b)	Successors and Assigns. This Amendment shall be binding upon each Borrower and its respective successors and assigns and shall inure to the benefit of Agent and each Lender and their respective successors and assigns.

(c)	Release. Notwithstanding any other provision of any Loan Document, each Borrower voluntarily, knowingly, unconditionally and irrevocably, with specific and express intent, for and on behalf of itself (the “Releasing Party”), hereby fully and completely releases and forever discharges each Indemnified Person and any other Person or insurer which may be responsible or liable for the acts or omissions of any of the Indemnified Persons, or who may be liable for the injury or damage resulting therefrom (collectively, with the Indemnified Persons, the “Released Parties”), of and from any and all actions, causes of action, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, matured or unmatured, vested or contingent, that the Releasing Party has against any of the Released Parties as of the date of this Amendment (“Losses”), other than Losses resulting from the gross negligence or willful misconduct of the Released Party. Each Borrower acknowledges that the foregoing release is a material inducement to (a) Lender’s decision to enter into this Amendment, (b) Lender’s decision to extend to Borrowers the financial accommodations hereunder and has been relied upon by each Lender in agreeing to make the Advances and (c) CapitalSource Finance LLC’s decision to serve as Agent.

(d)	Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE CREDIT AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE CREDIT AGREEMENT.

(e)	Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(f)	Merger. This Amendment represents the final agreement of each Borrower with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or prior or subsequent oral agreements, between any of Borrowers on the one hand and Agent and the Lenders on the other hand.

(g)	Execution in Counterparts. This Amendment may be executed in any number of counterparts, including by facsimile transmission, and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the undersigned as of the day and year first set forth above.

DEVCON SECURITY HOLDINGS, INC., a Florida corporation

By:	/s/ Robert Farenhem
Name:	Robert Farenhem
Title:	President

DEVCON SECURITY SERVICES CORP., a Delaware corporation

By:	/s/ Robert Farenhem
Name:	Robert Farenhem
Title:	Vice President

MUTUAL CENTRAL ALARM SERVICES INC., a New York corporation

By:	/s/ Robert Farenhem
Name:	Robert Farenhem
Title:	Executive Vice President

STAT-LAND BURGLAR ALARM SYSTEMS & DEVICES INC., a New York corporation

By:	/s/ Robert Farenhem
Name:	Robert Farenhem
Title:	Executive Vice President

CAPITALSOURCE FINANCE LLC, as Agent for the Lenders

By:	/s/ Keith D. Ruben
Name:	Keith D. Ruben
Title:	President – Healthcare and Specialty Finance